BILL FISHKIN

210 West 6th St

Chico, CA 95928

530-864-8790

April 1, 2011

Athena Silver Corporation

Attn: John Power

695 De Long Avenue, Suite 100

Novato, CA 94945

Agreement between Bill Fishkin. Of 210 West 6th St. Chico, CA 95928 (“Fishkin”) and Athena Silver Corporation, Box 114 sea ranch ca 95497 (“Athena”)

1. Administration

Fishkin will provide online marketing services for Athena Silver Corporation.

2. Services

Fishkin will provide services in the following areas:

I.

SOCIAL MEDIA MANAGEMENT: Fishkin will manage the the existing Athena Silver Corporation assets and develop new ones as necessary.

II.

 CONTENT DEVELOPMENT AND PROMOTIONS: Fishkin work with the Athena Silver Corporation team on establishing the Athena Silver Corporation voice and assist in content creation for the Athena Silver Corporation as well as other Athena Silver Corporation initiatives. Additionally, Fishkin will work with the Athena Silver Corporation to stratagize and implement online promotions.

III.

 ASSET PAGE PROMOTION: Fishkin will promote the Athena Silver Corporation on it’s asset pages on Facebook and Twitter (The 415, The 310 etc) and provide links / screenshots with details.

IV.

 FACEBOOK AD MANAGEMENT: Fishkin will manage the Athena Silver Corporation Facebook advertising campaigns. Actual advertising costs will be mutually agreed upon and determined on a project by project basis. Advertising costs are the responsibility of The Athena Silver Corporation.

V.

Fishkin will advise Athena Silver Corporation on other relevant online advertising and implement them at a mutually agreed upon rate.

3. Pricing and Term

I.

The term of this agreement will run from the signing date on page 2 and end 12 months after commencement date.

II.

Fishkin will receive a 2,000 common shares of Athena Silver Corporation per month for the monthly fee in advance for the 12 month period for the continued Social Media Management totaling 24,000 shares.

III.

 At the end of the term set forth in Sections 3 I and II above parties shall discuss continuation of the engagement but neither party shall be obligated to renew the engagement.

4. Assignment

Fishkin shall not without the written consent of Athena Silver Corporation assign or subcontract this Agreement in whole or in part.

5. Full Agreement

This Agreement constitutes the full understand of the parties and supersedes all prior agreements, understandings and proposals whether written or oral. No modification of this Agreement shall be binding unless in writing and signed by all parties.

6. Waiver

This Agreement May not be modified or altered except in writing signed by the parties hereto. The rights of each party shall not be prejudiced or restricted by an indulgence or forbearance extended to the other party and no waiver by either party in respect of any breach shall operate as a waiver in respect of any subsequent breach.

7. Legal Interpretation

This Agreement shall be construed and applied in all aspects in accordance with the laws of the State of California.

AS WITNESS THE HANDS OF THE PARTIES

For and on behalf of The Athena Silver Corporation

/s/ __John C. Power_______

John C. Power, President

For and on behalf of Bill Fishkin.:

/s/ Bill Fishkin____________________